UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2019

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2019, Ampio Pharmaceuticals, Inc. (the “Company,” “we,” or “our”) entered into an Equity Distribution Agreement (“Sales Agreement”), with Canaccord Genuity LLC (“Canaccord”), to implement an “at-the-market” equity offering program under which the Company may issue and sell from time to time shares of its common stock, par value $0.0001 per share, having an aggregate offering price of up to $24,650,000 (the “Shares”) through Canaccord as our sales agent.

Subject to the terms and conditions of the Sales Agreement, Canaccord will use its commercially reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions. The Company has no obligation to sell any of the Shares, and may at any time suspend sales under the Sales Agreement or terminate the Sales Agreement in accordance with its terms. The Company has provided Canaccord with customary indemnification rights, and Canaccord will be entitled to a fixed commission of 3.0% of the gross proceeds from Shares sold.

Sales of the Shares under the Sales Agreement will be made in transactions that are deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made by means of ordinary brokers’ transactions, including on the NYSE American market, at market prices or as otherwise agreed with Canaccord.

The description of the Sales Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

A Registration Statement for the Shares has been filed with the Securities and Exchange Commission (the “SEC”) and became effective on April 20, 2017. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

Item 1.02 Termination of a Material Definitive Agreement.

In conjunction with entering into the Sales Agreement, on April 11, 2019, the Company terminated that certain Controlled Equity Offering Sales Agreement (the “Agreement”), dated February 10, 2016, by and between Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) and the Company.

The Agreement, implemented an “at-the-market” equity offering program under which the Company from time to time could offer and sell shares of its common stock, par value $0.0001 per share (the “Common Stock”) having an aggregate offering price of up to $25,000,000, through Cantor Fitzgerald.  The Company sold 163,254 shares of its Common Stock for net proceeds of $50,783 pursuant to the Agreement. The Company provided Cantor Fitzgerald with customary indemnification rights, and Cantor Fitzgerald was entitled to a fixed commission of 3.0% of the gross proceeds from Common Stock sold under the Agreement.

Item 2.02 Results of Operations and Financial Condition.

As of March 31, 2019, we had cash and cash equivalents of approximately $5.2 million as compared to approximately $7.6 million as of December 31, 2018.

This preliminary estimate has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, Plante & Moran PLLC, has not audited or reviewed, and does not express an opinion with respect to, these estimates. Actual results and financial data as of March 31, 2019 may differ from the above estimate due to the completion of our closing procedures with respect to the three months ended March 31, 2019, final adjustments and other developments that may arise between now and the time the financial results for the first quarter are finalized.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Equity Distribution Agreement, dated as of April 12, 2019, by and between Canaccord Genuity LLC and Ampio Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Thomas E. Chilcott, III
Thomas E. Chilcott, III
Chief Financial Officer

Dated: April 12, 2019